                                                 Registration No. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                       ----------------------------------
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     ---------------------------------------
                             TEXAS UTILITIES COMPANY
             (Exact name of registrant as specified in its charter)

             TEXAS                                   75-0705930
  (State or other jurisdiction          (I.R.S. Employer Identification No.)
of incorporation or organization)


                  2001 BRYAN TOWER, DALLAS, TEXAS         75201
              (Address of Principal Executive Offices)  (Zip Code)

                            ------------------------

                             EMPLOYEES' THRIFT PLAN
                                     OF THE
                         TEXAS UTILITIES COMPANY SYSTEM
                            (Full title of the Plan)

                            ------------------------

       ROBERT A. WOOLDRIDGE, Esq.         H. JARRELL GIBBS         ROBERT J. REGER, JR., Esq.
       Worsham, Forsythe, Sampels          Vice President                 Reid & Priest
          & Wooldridge, L.L.P.            2001 Bryan Tower             40 West 57th Street
            2001 Bryan Tower            Dallas, Texas  75201        New York, New York  10019
          Dallas, Texas  75201             (214) 812-4600                (212) 603-2000
             (214) 979-3000



                   (Names and addresses of agents for service)
        (Telephone numbers, including area codes, of agents for service)

                            ------------------------

                         CALCULATION OF REGISTRATION FEE



- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

                                                                 Proposed             Proposed
                                                                  maximum              maximum              Amount of
              Title of                      Amount to         offering price          aggregate           registration
     securities to be registered        be registered(1)       per share(2)       offering price(2)            fee
- -----------------------------------------------------------------------------------------------------------------------------
   Common Stock, without par value      2,000,000 shares          $36.875            $73,750,000           $25,431.03

- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (1933 Act), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) Estimated, pursuant to Rule 457(c) of the 1933 Act, solely for the purpose of determining the registration fee (based on the average ($36.875 per share) of the highest and the lowest sale price of the Company's common stock on the composite tape on February 16, 1994).

- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------


     THE CONTENTS OF REGISTRATION STATEMENT NO. 33-46674, WHICH BECAME EFFECTIVE UPON FILING ON MARCH 25, 1992, ARE INCORPORATED HEREIN BY REFERENCE, EXCEPT FOR ITEMS 5,6 AND 8 OF PART II THEREOF.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     At December 31, 1993, members of the firm of Worsham, Forsythe, Sampels & Wooldridge, L.L.P. owned approximately 48,250 shares of the common stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Restated Articles of Incorporation of the Company provides as follows:

          "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this
     Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

     Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

     Article X of the Articles of Incorporation of the Company provides as follows:

          "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

               (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

               (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involved intentional misconduct or a knowing violation of the law;

               (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

               (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

     If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

     Section 21 of the Company's bylaws provides as follows:

          "Section 21. INSURANCE, INDEMNIFICATION AND OTHER ARRANGEMENTS. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 21 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

     The Company has entered into agreements with its officers and directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain other liabilities and expenses.

ITEM 8.  EXHIBITS.


              PREVIOUSLY FILED*
             -------------------
             WITH FILE      AS
  EXHIBIT     NUMBER     EXHIBIT
  -------    ---------   -------
  4(a)       33-48880     4(a)  -- Restated Articles of Incorporation of Texas
                                   Utilities Company.
  4(b)       33-48880     4(b)  -- Bylaws, as amended, of Texas Utilities
                                   Company.
  5(a)                          -- Opinion of Reid & Priest.
  5(b)                          -- Opinion of Worsham, Forsythe, Sampels &
                                   Wooldridge, L.L.P.
  15                            -- Letter of Deloitte & Touche regarding
                                   unaudited condensed interim financial
                                   information.
  23(a)                         -- Independent Auditors' Consent.
  23(b)                         -- Consents of Reid & Priest and Worsham,
                                   Forsythe, Sampels & Wooldridge, L.L.P. are
                                   contained in Exhibits 5(a) and 5(b),
                                   respectively.
  24                            -- Power of Attorney (see Page II-5 and II-6).

______________
*Incorporated herein by reference.


     UNDERTAKING. The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (IRS) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on the 24th day of February, 1994.


                                      TEXAS UTILITIES COMPANY

                                      By          /s/ J.S. FARRINGTON
                                         --------------------------------------
                                        (J.S. Farrington, Chairman of the Board
                                                  and Chief Executive)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


                         Signature                                    Title                    Date
                         ---------                                    -----                    ----
  /s/                 J.S. FARRINGTON
- ------------------------------------------------------------     Principal Executive       February 24, 1994
(J.S. Farrington, Chairman of the Board and Chief Executive)       Officer and Director

  /s/                    ERLE NYE
- ------------------------------------------------------------     President                 February 24, 1994
                   (Erle Nye, President)                           and Director

  /s/                H. JARRELL GIBBS
- ------------------------------------------------------------     Principal Financial       February 24, 1994
            (H. Jarrell Gibbs, Vice President)                     Officer

  /s/                  H. DAN FARELL
- ------------------------------------------------------------     Principal Accounting      February 24, 1994
                (H. Dan Farell, Controller)                        Officer

  /s/                  JACK W. EVANS
- ------------------------------------------------------------     Director                  February 24, 1994
                      (Jack W. Evans)

  /s/               BAYARD H. FRIEDMAN
- ------------------------------------------------------------     Director                  February 24, 1994
                   (Bayard H. Friedman)

  /s/               WILLIAM M. GRIFFIN
- ------------------------------------------------------------     Director                  February 24, 1994
                   (William M. Griffin)

  /s/                  KERNEY LADAY
- ------------------------------------------------------------     Director                  February 24, 1994
                      (Kerney Laday)

  /s/                MARGARET N. MAXEY
- ------------------------------------------------------------     Director                  February 24, 1994
                    (Margaret N. Maxey)

  /s/               JAMES A. MIDDLETON
- ------------------------------------------------------------     Director                  February 24, 1994
                   (James A. Middleton)

  /s/                CHARLES R. PERRY
- ------------------------------------------------------------     Director                  February 24, 1994
                    (Charles R. Perry)


- ------------------------------------------------------------     Director
                  (Herbert H. Richardson)


                                POWER OF ATTORNEY

     The Plan hereby appoints the Agents for Service named in this registration statement, and each of them severally, as its attorney-in-fact to sign in its name and behalf and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.


                                   SIGNATURES

     THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Employees' Thrift Plan Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and the State of Texas, on the 24th day of February, 1994.




                                      EMPLOYEES' THRIFT PLAN of the
                                      TEXAS UTILITIES COMPANY SYSTEM


                                      By  /s/       H. JARRELL GIBBS
                                     ----------------------------------------
                                              (H. Jarrell Gibbs, Chairman
                                           Employees' Thrift Plan Committee)